UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2022

COMMUNITY REDEVELOPMENT INC.

(Exact name of registrant as specified in its charter)

Oklahoma	333-208814	85-2629422
(State of incorporation)	(Commission File Number)	(IRS Employer No.)

2650 Biscayne Blvd, 2nd Floor

Miami, FL 33137

(Address of principal executive offices and Zip Code)

(800) 210-9438

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

ITEM 5.02 – DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

On July 7th, 2022, the Company Board of Directors convened a formal Board Meeting in which it undertook several key business and corporate governance actions.

Several of the past Board members have formally resigned their corporate positions within CRDV to continue working with parallel entities within the Real Estate development arena. These include Charles Arnold, Stalin Cruz, Ronald Silver, and Kevin Humes who will focus their energies on non-affiliated businesses. At this meeting, the Board accepted the Resignations of Charles Arnold, Stalin Cruz and Ronald Silver. Randy Avon was removed from his position as Independent Director.

At the same meeting, the Board appointed the following new members, Joseph Gibbons (current Board Member) has been elected as Chairman of the Board. Garfield Antonio (current Director and President) was appointed as CEO, Lara Fritts as Director and COO, and Richard Balles as Director and Head of Development.

Garfield Antonio, 54, brings over 30 years of executive experience in real estate development, including as CFO and COO of the Velocity Companies, a mid-Atlantic real estate development company he co-founded. Garfield brings extensive understanding of Municipal financing, TIFs, Planned Community Developments, private placement Bond financing, project permitting, local and regional zoning requirements, construction management and has underwritten the redevelopment of over 2 million square feet of real estate development. Mr. Antonio holds a BS from Delaware State University.

Joseph Gibbs, 74, began his career at IBM in sales management and marketing, where he was awarded the IBM 100% Club Presidency Award for the highest sales nationwide. After nearly a decade, Mr. Gibbs left IBM to form his own business in retail computer hardware and software and then at Ackerman LLP, as public policy advisor. Mr. Gibbs then moved into the political arena and served as City Commissioner for Hallandale Beach Florida and the Broward County Planning Council. Mr. Gibbs then was elected to the Florida House of Representatives in 2006, where we went on to be Chair of the Legislative Black Caucus, as well as Chair of the National Black Caucus Committee on Energy Transportation & Environment. Mr. Gibbons is nationally recognized for his achievements, being appointed to the White House Conference on Small Business, SBA’s “Minority Businessperson of the Year” and front cover of Nation’s Business Magazine and “Entrepreneur of the Year” by Chivas Regal.

Lara Fritts, 51, is a certified Economic developer with over 25 years of experience in economic development, on both city and regional levels and to date has initiated six public-private corporations. Ms. Fritts was Director of Salt Lake City’s Dept. of Economic Development where she oversaw three separate government divisions. In three years she brought more than 30 new companies to the city, including UPS, Amazon, and others totaling over 9,000 new jobs and nearly one billion dollars in capital investment. Additionally, she helped deploy nearly 44 million dollars into affordable housing, creating over 3,500 units throughout the city. Ms. Fritts is a known speaker on community revitalization, real estate and economic development finance. Ms. Frits has a BS in Regional Analysis from University of Wisconsin, Green Bay and an MS in Urban Studies from University of Wisconsin, Milwaukee.

Richard Balles, 41, has more than 20 years of executive experience in finance, construction, development, and management in the real estate arena including both east and west coast. He has a proven track record of building value by acquiring underperforming properties and renovating or redevelopment as affordable housing in full compliance with US HUD standards. In total, Mr. Balles is responsible for the transformation of over $100 million of affordable housing. Mr. Balles co-founded and was Executive Vice President of the National Asset Management Group in California, creating a 10-million-dollar fund; he is also co-founder, Director and Executive Vice President of NextBank International.

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ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following Exhibits are filed as part of this Current Report.

Exhibit Number	Description

10.1	Resignation of Charles Arnold.
10.2	Resignation of Ronald Silver.
10.3	Resignation of Stalin Cruz.
10.4	Resignation of Kevin Humes
10.5	Board Resolution Removing Randy Avon.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: July 12, 2022	COMMUNITY REDEVELOPMENT CORP.

	By:	/s/ Garfield Antonio
	Name:	Garfield Antonio
	Title:	Chief Executive Officer

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